Exhibit 1.2
SANTANDER DRIVE AUTO RECEIVABLES TRUST 2007-3
ASSET BACKED NOTES
TERMS AGREEMENT
           Dated: October 11, 2007

To:	SANTANDER CONSUMER USA INC.
SANTANDER DRIVE AUTO RECEIVABLES LLC

Re:	Underwriting Agreement, dated October 9, 2007

1.	Terms of the Notes

			Final Scheduled Payment
Class	Initial Note Balance	Interest Rate	Date
A-1	$77,000,000	5.33665%	October 15, 2008
A-2-A	$25,000,000	5.42%	June 15, 2011
A-2-B	$111,000,000	LIBOR +0.55%	June 15, 2011
A-3	$119,000,000	5.42%	August 15, 2012
A-4-A	$50,000,000	5.52%	October 15, 2014
A-4-B	$118,000,000	LIBOR + 0.65%	October 15, 2014

2.	Underwriters
               The Underwriters named below are the “Underwriters” for the purpose of this Underwriting Agreement and for the purposes of the above-referenced Underwriting Agreement as such Underwriting Agreement is incorporated herein and made a part hereof.
Wachovia Capital Markets, LLC
Barclay’s Capital Inc.
Citigroup Global Markets, Inc.
Guzman & Company
Santander Investment Securities Inc.

3.	Ratings

Rating Agency and Ratings
Class	Standard & Poor’s/Moody’s
Class A-1	A-1+/Prime-1
Class A-2-A	AAA/Aaa
Class A-2-B	AAA/Aaa
Class A-3	AAA/Aaa
Class A-4-A	AAA/Aaa
Class A-4-B	AAA/Aaa

4.	Underwriting Liability

Underwriting	Class	Class	Class	Class	Class	Class
Liability	A-1	A-2-A	A-2-B	A-3	A-4-A	A-4-B

Wachovia Capital Markets, LLC	$66,375,000	$21,375,000	$96,625,000	$103,125,000	$43,250,000	$102,750,00
Barclay’s Capital, Inc.	3,850,000	1,250,000	5,550,000	5,950,000	2,500,000	5,900,000
Citigroup Global Markets, Inc.	3,850,000	1,250,000	5,550,000	5,950,000	2,500,000	5,900,000
Guzman & Company	1,000,000	500,000	500,000	1,000,000	500,000	500,000
Santander Investment Securities, Inc.	1,925,000	625,000	2,775,000	2,975,000	1,250,000	2,950,000
Total Amount	$77,000,000	$25,000,000	$111,000,000	$119,000,000	$50,000,000	$118,000,000

5.	Purchase Price, Discounts and Concessions

	Class	Class	Class	Class	Class	Class
	A-1	A-2-A	A-2-B	A-3	A-4-A	A-4-B
Gross Purchase Price	100.000000%	99.997780%	100.000000%	99.993900%	99.985760%	100.000000%
Underwriting Discount	0.110000%	0.150000%	0.150000%	0.190000%	0.200000%	0.200000%
Net Purchase Price	99.890000%	99.847780%	99.850000%	99.803900%	99.785760%	99.800000%
Maximum Dealer Selling Concessions	0.066000%	0.090000%	0.090000%	0.114000%	0.120000%	0.120000%
Maximum Dealer Reallowance Discounts	0.033000%	0.045000%	0.045000%	0.057000%	0.060000%	0.060000%

6.	Time of Sale
               11:30 a.m. (Eastern Time) (U.S.) on October 11, 2007 (the time the first Contract of Sale was entered into as designated by the Representative.)

7.	Closing Date
               Pursuant to Rule 15c6-1(d) under the Securities Exchange Act of 1934, as amended, the Underwriters, the Seller and Santander Consumer hereby agree that the Closing Date shall be 18, 2007, 10:00 a.m., New York City time.

               The Underwriters agree, severally and not jointly, to purchase the Notes subject to the terms and provisions of this Terms Agreement and the above-referenced Underwriting Agreement which is incorporated herein in its entirety and made a part hereof.

WACHOVIA CAPITAL MARKETS, LLC
By:	/s/ Chad Kobos
Name: Chad Kobos
Title: Director

For itself and as representative of the other several Underwriters named in this Terms Agreement.

Accepted and Agreed:
SANTANDER DRIVE AUTO RECEIVABLES, LLC as Seller

By	/s/ Jim W. Moore
Name Jim W. Moore
Title: Vice President

SANTANDER CONSUMER USA INC.
By	/s/ Jim W. Moore
Name Jim W. Moore
Title: Vice President